Exhibit 10.3

November 2, 2015

Bradley Paulsen

[STREET ADDRESS DELETED]

Atlanta, GA [ZIP CODE DELETED]

Dear Brad,

Congratulations!  This will confirm HD Supply’s offer of Vice President, Process Improvement effective November 16, 2015.  In your role, you will report directly to me. We are thrilled to have you join the HD Supply team, driving customer success and value creation!

HD Supply strives to create a challenging and rewarding environment where our associates can build their best lives.  With endless opportunities to grow, we come together as One Team to drive excellence within ourselves and the company.  We’re incredibly proud of all HD Supply has accomplished, and we know our associates are the reason we’ve been so successful.

Please find below the details of the offer being extended to you.

This position is full time. Your initial base annual salary will be $220,000 payable in equal bi-weekly installments, which will be subject to applicable tax, voluntary and court-ordered withholding.  Your pay location and method of payment will be via direct deposit to a financial institution of your choice; please consult with your HR Partner if an alternative payment method is desired.

In addition to your base salary, you will participate in the Annual Incentive Plan, which provides a target incentive of 40% of your base salary. Your actual payout will be calculated based on performance which may include Company performance, line of business performance and/or individual performance.  However, for 2015 only, the incentive amount will be guaranteed in the amount of $65,000, payable in March 2016.  To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.  The Company reserves the right to change these plans at any time.

Additionally, you will be eligible to receive a one-time sign on bonus in the total amount of $60,000 payable over two payments.  The first payment will be made by March 31, 2016 in the amount of $40,000 and the final payment will be made by March 31, 2017 in the amount of $20,000.  Payment of the sign on bonus is contingent upon your employment with HD Supply on a continuous basis from your hire date through March 31, 2017.

In addition to your base salary, Annual Incentive Plan, and sign-on bonus, you have also been selected to participate in the Management Equity Plan (MEP), subject to Board approval.  You will be provided an opportunity to receive a one-time equity award in the form of stock options and/or restricted shares valued at $220,000 at the compensation committee meeting scheduled for November 2015.  This equity grant will vest pro rata over four years beginning after the board approval.  The number of shares of options and/or restricted stock will be based on the price of the stock at the time of the official grant.  We will provide a copy of the award agreement to you once the actual grant has been made.

In this position, you will also be eligible to receive annual equity grants as part of the Management Equity Plan valued between 35% and 55% of your annual salary, subject to board approval.  The annual equity grants are typically provided during Q1 of each fiscal year.  The annual grants will also vest pro rata over four years beginning after board approval.  The number of shares of options and/or restricted stock will be based on the price of the stock at the time of the official grant.  We will provide a copy of the award agreement to you once the actual grant has been made.

Our standard vacation policy will be waived and you will be entitled to up to three (3) weeks of vacation during your first though fourth year of employment with HD Supply.

You agree that, during the time you are employed by the Company and for a period of one (1) year following the date your employment is terminated (“Termination Date”), regardless of the reason, you will not, directly or indirectly, (i) solicit or attempt to solicit any business from any of the Company’s customers or suppliers related to the HD Supply’s Business existing as of the date of your termination or during the one-year period prior to the date of your termination with whom you had material contact, including any actively sought perspective customers or suppliers of the HD Supply’s Business, for the purposes of providing products or services that are competitive with those provided by the HD Supply’s Business; or (ii) solicit any person or entity who is an employee of the Company to terminate his, her, or its relationship with the Company without prior written approval of a duly authorized officer of the Company.

You also agree that you will not, for a period of one (1) year following the Termination Date (“Non-competition Period”), enter into or maintain an employment, contractual, or other relationship, either directly or indirectly, to provide services in the same or similar manner as you perform for the Company to any company or entity engaged in any way in a business that competes directly or indirectly with the Company, its parents, subsidiaries, affiliates or related entities, in any state in which you have worked for the Company prior to the Termination Date.

This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time.

Sincerely,

/S/ WLLIAM STENGEL

William Stengel
SVP, Strategic Business Development and Investor Relations

WS/clw

Enclosures
pc:	Deirdre Force

I accept this offer of employment.

/S/ BSP	11/2/2015
Bradley Paulsen	Date